Consent of Independent Registered Public Accounting Firm (Predecessor Auditor)

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-262985 and 333-233810) of Envista Holdings Corporation of our report dated June 21, 2023, relating to the statement of net assets available for benefits of the Envista Holdings Corporation Savings Plan (the “Plan”) as of December 31, 2022 appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2023.

/s/ Moss Adams LLP

Los Angeles, California

June 13, 2024